Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-291228 on Form S-3 and Registration Statement Nos. 333-217002, 333-208579, 333-230296, 333-226824, 333-238174, 333-256019, 333-264621, 333-271741, 333-272891, 333-281249 and 333-289385 on Form S-8 of our reports dated February 23, 2026, relating to the financial statements of Axsome Therapeutics, Inc. and the effectiveness of Axsome Therapeutics, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

February 23, 2026